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                                                                    Exhibit 99.5
                                                                    ------------

                                  BROWNRAYSMAN
                  Brown Raysman Millstein Felder & Steiner LLP







                                                                    Sarah Hewitt
                                                                         Partner
                                                                    212-895-2190
                                                        shewitt@brownraysman.com




                                      September 4, 2003


BY FACSIMILE AND E-MAIL
-----------------------

Martin A. Nussbaum, Esq.
Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174

         Re:      Hanover Direct, Inc.
                  --------------------

Dear Marty:

         I am in receipt of your letter dated September 2, 2003 that was faxed to me by your firm for the first time at 3:16 p.m. today.

         Let me first address your disingenuous comments about the nature of the meeting between representatives of Chelsey Direct, LLC ("Chelsey") and members of the Board of Directors and management of Hanover Direct, Inc. ("Hanover" or the "Company"). First, I clearly stated in my letter to you that Chelsey was asked for its "specific counteroffer to the Company's July 7, 2003 proposal" in addition to its specific proposal for the terms of an exchange offer by which the Series B Preferred Stock would be exchanged for Common Stock of the Company and its vision and proposed plan for value creation opportunities at the Company above and beyond those currently articulated by management in its recent SEC filings and other public statements. Mr. Shull asked about Chelsey's counteroffer to the Company's July 7, 2003 proposal because no reference had been made to it in Chelsey's presentation up to that point. While you told me your personal view of the wisdom of a counteroffer prior to the meeting, you also told me you would confer with your client on that request to ascertain their view. While Chelsey tenaciously asserts that its recapitalization proposal brings value to both the Company's Series B Preferred and Common stockholders, it remains Hanover's firm belief that a purchase by Hanover of Chelsey's entire equity position would provide the most meritorious resolution of value apportionment between the holders of the Company's Series B Preferred and Common


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Stock. In light of the Company's recent discovery of the undisclosed Escrow and
Side Letter Agreements between Chelsey and Richemont Finance S.A. ("Richemont") through the document discovery in the litigation rather than in the parties'
Schedule 13D filings, the Company believes it can better understand now why its various buyback offers were not seriously considered by nor economically attractive to Chelsey.

         Let me now address your letter of September 2, 2003 point by point.

         1) By Chelsey's own admission on multiple occasions, Chelsey has conducted no analysis of the existing or future operating potential of the Company's business and Chelsey has also stated that it has no strategic vision for the Company. Given this, what is the basis for your statement that "[e]ven after reflecting dilution in the Common Stock, the current Common Stockholders would achieve greater value than is currently available to them under any likely growth plan"?

         2) Hanover is in no way embarrassed by the manner in which its Board, Board Committees, management and advisors have conducted themselves in all discussions with either Chelsey or Richemont. In no instance did Chelsey ever discuss a "three way transaction which would ultimately result in Hanover's repurchase of the block" with Hanover's management, the Transactions Committee or the Board as confirmed in the various minutes, contemporaneous notes and recall of all of the Hanover participants involved in these discussions.

         3) It is in no way disingenuous to request that parties involved in negotiations with public companies first execute a confidentiality agreement to protect the public company's material, non-public information or to expect that the parties to such agreements would honor those agreements. And, as previously stated, Hanover is completely unaware of any efforts by Chelsey to arrange a three party transaction.

         4) The Company's actions at all times were consistent with its duty to ensure that the transfer of its publicly traded shares was properly made pursuant to applicable laws. Mr. Shull's purchases of an aggregate of 50,000 shares of common stock were made consistent with the Company's Securities Trading Policy and applicable laws.

         5) The Company again refers you to its filings of its Current Report on Form 8-K made with the Securities and Exchange Commission (the "SEC") on November 21, 2002 and subsequent filings. The Company notes that it had no obligation to redeem any Series B Preferred Stock in 2003. Rather, if the Company does not redeem one-half the Series B Preferred shares by August 31, 2003, it is required to offer to add two Series B Preferred members to its Board of Directors. As you are aware, the Company currently stands ready and willing to facilitate the temporary addition of the Series B Preferred directors to its Board should Chelsey so elect and has already contacted Chelsey with respect to the process.

         6) The Company again refers you to its filings of its Current Report on Form 8-K made with the SEC on November 21, 2002 and subsequent filings. The Company clearly acknowledges and will abide by its obligations to the holders of the Series B

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               Preferred Stock under the Certificate of Designations. Nothing in the Delaware General Corporation Law would require the Company to render itself insolvent or imprudently sell assets or otherwise put at risk potential value for all shareholders in order to redeem the Preferred Stock.

         7) Your characterization of Hanover's operating improvement and comparative EBITDA from fiscal 2000 to fiscal 2002 is inaccurate. As reflected in the Company's 2002 Annual Report to Shareholders, its comparative EBITDA has improved by $44.4 million dollars excluding "the disposal of operations." The Company has frequently discussed or disclosed in its various public filings its strategic plans and prospects.

         8) Hanover has made, and will continue to make, accurate and complete public disclosures, including with respect to any asset sales or strategic initiatives, at the appropriate time.

         9) The Company does not understand the basis for your math, particularly given the fact that Chelsey has not conducted any relevant analysis of the Company's business or operations.

         10) The Company remains mystified by Chelsey's disinclination to enter into a confidentiality agreement particularly when it is standard practice to request that parties involved in negotiations with public companies first execute a confidentiality agreement to protect the public company's material, non public information and by Chelsey's apparent lack of understanding that the Company would expect that the parties to such agreements would, in fact, honor those agreements.

         11) The Company again requests that Chelsey review the Company's public disclosures to better understand the Company's liabilities and contingent liabilities in order to factor them into its financial analysis. The Company does not share your view as to its ability to refinance its secured lending facility.

         The Company would like to remind you that Chelsey's independently initiated contacts with the Transactions Committee's financial advisors, the Company's law firms, and the Company's lenders, vendors, and Board members, amongst others, may at a minimum have the appearance of impropriety and the Company respectfully requests that they cease immediately so the parties' good faith efforts may proceed.

         While the Company's representatives continue to review the Chelsey proposal, the Company does not see how Chelsey can say that its proposal is the only possible opportunity to create value for all the Company's shareholders which, of course, is the duty of all concerned.

         This letter is written without prejudice to the rights of the Company, all of which are hereby expressly reserved.

                                            Very truly yours,


                                            /s/ Sarah Hewitt


                                            Sarah Hewitt


cc:      Thomas C. Shull
         Leslie A. Lupert, Esq.
         William B. Wachtel, Esq.